EXHIBIT 23.1

Consent of Independent Registered
Public Accounting Firm

We consent to the incorporation by reference in this registration statement on Form S-8 of Media Sciences International, Inc. of our report dated August 5, 2005, except for the effects of the matter discussed in Note 1B to the consolidated financial statements, which are as of May 19, 2006, on our audit of the consolidated financial statements of Media Sciences International, Inc. as of and for the years ended June 30, 2005 and 2004, which report is included in the Company’s Annual Report on Form 10-KSB/A for the year ended June 30, 2005. We also consent to the reference to our firm under the caption “Experts”.

                                                                                                                                                    /s/ J.H. Cohn LLP

Roseland, New Jersey
September 7, 2006